                                                                      EXHIBIT 21

                               MANOR CARE, INC.
                          SUBSIDIARIES OF THE COMPANY

  The following list sets forth the principal subsidiaries of the Company and the place of their incorporation. Except as otherwise noted, all of these subsidiaries are directly or indirectly wholly-owned by the Company.

  l. ManorCare Health Services, Inc., a Delaware corporation - includes 109 active omitted subsidiaries operating in the United States.

  2. New ManorCare Health Services, Inc., a Delaware corporation - includes 18 active omitted subsidiaries operating in the United States.

  3. Four Seasons Nursing Centers, Inc., a Delaware corporation.

  4. Vitalink Pharmacy Services, Inc., a Delaware corporation, of which the Company owns approximately 50% of the Common Stock - includes 5 active omitted subsidiaries operating in the United States.

  5. In Home Health, Inc., a Minnesota corporation, of which the Company effectively controls approximately 63% of the voting capital stock.

  6. MNR Finance Corp., a Delaware corporation.

  7. Community Hospital of Mesquite, Inc., a Texas Corporation